Exhibit 3.41

OPERATING AGREEMENT

OF

SCIENTIFIC GAMES NEW JERSEY, LLC

This Operating Agreement (the “Agreement”) of Scientific Games New Jersey, LLC (“Company”), dated as of December 20, 2012, is entered into by Scientific Games International, Inc. (“SGI”), as the sole member (the “Member”).

WHEREAS, the Member has formed the Company as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) and hereby agrees as follows:

1.             Formation. The Company was formed on December 20, 2012 by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act. The Member shall cause the execution, delivery and filing of any necessary or advisable amendments or restatements to the Certificate of Formation, and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the operation of the Company in all jurisdictions where the Company may elect to do business.

2.             Name. The name of the Company is “Scientific Games New Jersey, LLC”. The business of the Company will be conducted under such name or such other trade names or fictitious names as may be deemed advisable by the Member from time to time.

3.             Term. The Company was formed on December 20, 2012 and shall continue in existence until the termination of the Company in accordance with this Agreement.

4.             Principal Office. The principal office, place of business and address of the Company shall initially be c/o Scientific Games International, Inc., 750 Lexington Avenue, New York, New York 10022, and may be changed by the Member from time to time.

5.             Registered Agent and Office. The Company’s registered agent and office in Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, New Castle County, 19808 or such other agent and/or office as the Member may designate from time to time.

6.             Business. The business of the Company shall be to engage in any lawful activity for which limited liability companies may be organized under the Act.

7.             Member. Upon execution of this Agreement, SGI shall be the sole Member of the Company.

8.             Powers. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act.

9.             Management by Member. (a) The Member shall be authorized to act on behalf of and to bind the Company, including the completion, execution and delivery of any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other action as it may consider necessary or advisable in connection with the management of the Company.

(b)           The Member may (but need not) from time to time, designate and appoint one or more persons as officers of the Company or otherwise delegate authority hereunder to one or more persons.

(c)           Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Member as herein set forth.

10.          Capital Contributions. The Member has made or will make a contribution to the capital of the Company as set forth on Schedule A.

11.          Additional Contributions. The Member shall not be obligated to make any additional capital contributions to the Company, but may make such additional contributions as it shall determine from time to time.

12.          Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

13.          Tax Matters; Books and Records.

(a)           The Member shall, at the Company’s cost and expense, cause to be maintained full and accurate books and records, in accordance with the Company’s accounting policies consistently applied, at the principal place of business of the Company or such other place as the Member so determines.

(b)           The Member shall cause the Company’s accountants to prepare and file all tax returns and statements which the accountants determine must be filed on behalf of the Company with any taxing authority.

14.          Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member and without the consent of any other person or entity.

15.          No Liability of Member. Except as otherwise specifically provided herein, or under the Act or any other applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

16.          Indemnification of Indemnified Persons. (a) Any Person who was or is a Member, manager, officer, employee, or other agent of the Company, or was or is serving at the request of the Company as a director, officer, employee, or other agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise (collectively, the “Indemnified Party”) shall, in accordance with this Section 16, be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines, settlements, and other amounts incurred (collectively, the “Indemnification Obligations”) in connection with any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Indemnified Party may be involved, as a party or otherwise, by reason of such Indemnified Party’s service to, or on behalf of, or management of the affairs of, the Company, or rendering of advice or consultation with respect thereto, whether or not the Indemnified Party continues to be serving in the above-described capacity at the time any such Indemnification Obligation is paid or incurred. Notwithstanding the foregoing, no indemnification shall be provided by the Company with respect to any Indemnification Obligation that resulted from action or inaction of such Indemnified Party that, in each case, constituted gross negligence, willful misconduct, a breach of the Indemnified Party’s fiduciary duty or duty of loyalty to the Company, or an act (a) that was not in good faith, (b) that involved a knowing violation of law, or (c) from which the Indemnified Party derived an improper personal benefit. The Company shall also indemnify and hold harmless any Indemnified Party from and against any Indemnification Obligation suffered or sustained by such Indemnified Party by reason of any action or inaction of any employee, broker or other agent of such Indemnified Party, whether or not the Indemnified Party continues to be serving in the above-described capacity at the time any such Indemnification Obligation is paid or incurred, provided, that such employee, broker or agent was selected, engaged or retained by such Indemnified Party with reasonable care. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnification Obligation resulted from the gross negligence or willful misconduct of such Indemnified Party. Expenses (including reasonable legal and other professional fees and disbursements) incurred in any proceeding will be paid by the Company, as incurred, in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized hereunder.

(b)           Indemnification Not Exclusive. The indemnification provided by Section 16(a) shall not be deemed to be exclusive of any other rights to which each Indemnified Party may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in such Indemnified Party’s official capacity and to action in another capacity, and shall continue as to such Indemnified Party who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of the Company, or any Person granted authority thereby, and shall inure to the benefit of the heirs, successors and administrators of such Indemnified Party.

(c)           Insurance on Behalf of Indemnified Party. The Company shall have the power but not the obligation to purchase and maintain insurance on behalf of each Indemnified Party, at the expense of the Company, against any liability which may be asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify the Indemnified Parties against such liability under the provisions of this Agreement.

(d)           Indemnification Limited by Law. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 16 shall not be construed so as to provide for any indemnification for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed as to effectuate the provisions of this Section 16 to the fullest extent permitted by law.

(e)           Amendment of Agreement. The indemnification provided for in this Section 16 shall apply as written here to acts occurring prior to any amendment of this Agreement, notwithstanding such amendment to this Agreement.

17.          Dissolution. Dissolution of the Company will occur upon the happening of any of the following events: (a) a determination by the Member; (b) the sale of all or substantially all of the Company’s assets; or (c) the entry of a decree of judicial dissolution under the Act.

18.          Liquidation. The Company shall terminate after its affairs have been wound up and its assets fully distributed in liquidation as follows:

(a)           First, to the payment of the debts and liabilities of the Company and the expenses of liquidation (including Member loans);

(b)           Next, to the setting up of any reserves which the Member may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(c)           Thereafter, to the Member.

19.          Cancellation of Certificate of Formation of the Company. Upon the completion of the liquidation of the Company’s property, the Member shall cause the cancellation of the Certificate of Formation of the Company.

20.          Company Property. The Company’s property shall consist of all its assets and funds. Title to the Company’s property may be taken and held only in the name of the Company or in such other name or names as shall be determined by the Member; provided, however, that if title is held other than in the name of the Company, the person or persons who hold title shall certify by instrument duly executed and acknowledged, in form for recording or filing, that title is held as nominee and/or trustee for the benefit of the Company pursuant to the terms of this Agreement. All property now or hereafter owned by the Company shall be deemed owned by the Company as an entity and no Member, individually, shall have any ownership of such property.

21.          Amendment. Any amendments to this Agreement shall be in writing signed by the Member.

22.          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

23.          Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Member and its successors and permitted assigns.

24.          No Reliance by Third Parties. The provisions of this Agreement are not for the benefit of any creditor or other person other than the Member.

25.          Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the person may require. The singular or plural includes the other, as the context requires or permits. Unless the context clearly indicates otherwise, the word “including” when used in this Agreement means “including but not limited to” and the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Articles, Section or other subdivision hereof.

26.          Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Operating Agreement as of the day first above written.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Jack Sarno
Name:	Jack Sarno
Title:	Vice President & General Counsel

SCHEDULE A

Scientific Games International, Inc.	$1,000	1,000 units

TOTAL	$1,000	1,000 units